AS FILED WITH THE SECURITIES AND
                      EXCHANGE COMMISSION ON APRIL 16, 2003

==============================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  |X|
         Check the appropriate box:
         |X|      Preliminary Proxy Statement
         [ ]      Confidential, For Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         [ ]      Definitive Proxy Statement
         [ ]      Definitive Additional Materials
         [ ]      Soliciting Material Pursuant to Rule 14a-12


                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               Hercules Shareholders' Committee for New Management
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
|X|   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)      Title of each class of securities to which transaction applies:
      (2)      Aggregate number of securities to which transaction applies:
      (3)      Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)      Proposed maximum aggregate value of transaction:
      (5)      Total fee paid:
      [ ]      Fee paid previously with preliminary materials.
      [ ]      Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:



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


                REVISED PRELIMINARY COPY - SUBJECT TO COMPLETION

                               PROXY STATEMENT OF

                           THE HERCULES SHAREHOLDERS'

                          COMMITTEE FOR NEW MANAGEMENT

                            ________________________


                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                              HERCULES INCORPORATED

                        TO BE HELD ON [___________], 2003

                            ________________________


         We are the Hercules Shareholders' Committee for New Management (the "Committee"). The Committee consists of (i) International Specialty Products Inc., a Delaware corporation ("ISP") and the second largest shareholder of Hercules Incorporated, a Delaware corporation ("Hercules" or the "Company"),
(ii) Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond S. Troubh, four members of the Company's Board of Directors who were elected at the Hercules' 2001 Annual Meeting of Shareholders (collectively, the "minority directors") and
(iii) Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr., the Committee's nominees to the Board of Directors.

         This solicitation is being conducted by the Committee and is being funded by ISP. This proxy statement and the enclosed WHITE proxy card are being furnished by the Committee to holders of shares of common stock of Hercules, $25/48 stated value per share (the "Shares" or the "Common Stock"), in connection with the solicitation of proxies to elect four nominees to the Board of Directors of Hercules (the "Board of Directors") at Hercules' 2003 Annual Meeting of Shareholders, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "2003 Annual Meeting").

         According to the preliminary proxy statement filed by Hercules (the "Management Preliminary Proxy Statement") with the Securities and Exchange Commission on [________], 2003, the 2003 Annual Meeting will be held on [_____], 2003 at [_______] a.m., local time, at [_____________], and the record date for determining shareholders entitled to notice of and to vote at the 2003 Annual Meeting is [_____], 2003 (the "Record Date").

         According to the Management Preliminary Proxy Statement, at the 2003 Annual Meeting, four members of the Board of Directors will be elected for three-year terms expiring at the 2006 Annual Meeting of Shareholders (the "2006 Annual Meeting"). In opposition to the solicitation of proxies by the Board of Directors, the Committee is proposing and soliciting proxies in support of a slate of four nominees for the Board of Directors to stand for election to the Board of Directors. We are soliciting your proxy to vote at the 2003 Annual Meeting for the election of our nominees, Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr. (collectively, the "Nominees") as directors of Hercules in the class with a three-year term continuing until the 2006 Annual Meeting and until their successors are duly elected and qualified.

         THIS SOLICITATION IS BEING MADE BY THE COMMITTEE AND NOT BY OR ON BEHALF OF THE BOARD OF DIRECTORS OF HERCULES.

         As discussed in more detail under the heading "QUORUM AND VOTING" in this proxy statement, shareholders who vote on the WHITE proxy card furnished by the Committee will be able to vote for the election of the four Nominees. The Nominees, if elected, together with the minority directors who were nominated by ISP in 2001 and became directors of the Company following the 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting"), will constitute a majority of the members of the Board of Directors and, since the Company's by-laws provide that action by the Board of Directors requires a majority vote of the directors present at a meeting at which a quorum is present, the four Nominees, together with the minority directors, would be able to cause any action to be taken or not taken by the Board of Directors.

         ISP may be deemed (solely for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to beneficially own (as defined in Rule 13d-3 of the Exchange Act) 9,893,700 Shares of Common Stock, representing approximately 9.1% of the outstanding Shares. Samuel J. Heyman, the Chairman of the Board of ISP and a director of the Company, may be deemed (solely for purposes of Rule 13d-3 of the Exchange Act) to beneficially own (as defined in Rule 13d-3 of the Exchange Act) 100% of the outstanding shares of common stock of ISP.

         This proxy statement and the enclosed WHITE proxy card are first being furnished to shareholders on or about [_____], 2003.

         WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

         YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED WHITE PROXY CARD WILL REVOKE ANY PROXY PREVIOUSLY SIGNED BY YOU.

         PLEASE DO NOT RETURN ANY [COLOR] PROXY CARD SENT TO YOU BY HERCULES. Even if you may have voted on Hercules' [color] proxy card, you can easily change your vote and revoke that proxy by signing, dating and returning the enclosed WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2003 ANNUAL MEETING.

         If you have any questions or need any assistance in voting your Shares, please call the firm assisting us in the solicitation of proxies:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.

                                 17 State Street

                            New York, New York 10004

                         Call Toll-Free: (866) 288-2190

                                   BACKGROUND

         By way of background, we have been major Hercules shareholders for almost three years. As a result of our dissatisfaction with the Hercules Board and management, ISP waged a proxy contest at the Company's 2001 Annual Meeting, at which Hercules shareholders elected ISP's four nominees to seats on the Hercules Board. The minority directors have endeavored to work with Hercules management and the remaining incumbent directors. Our efforts, however, have been frustrated by management and the Board's majority directors, who, voting in lockstep, have rebuffed our almost every initiative.1

         Although we continued to be sharply critical of the majority directors and management for their conduct of the Company's affairs, which in our view has contributed to the destruction of shareholder values at the Company, primarily in order to provide the Company with one last opportunity to do the right thing for shareholders, we decided not to wage a proxy contest for control of the Board at the 2002 Annual Meeting. At the Annual Meeting last June, the minority directors issued the following statement: "Hercules' majority directors and management still have the opportunity to right themselves and maximize the potential of the Company and its operating businesses, but they cannot do so without promptly and fully addressing the issues [we have] outlined. We urge them to accept that challenge."

         Unfortunately, that challenge continues to go unheeded, and we have decided to wage a proxy contest this year for the four seats up for election, because in our view there is no other way in which to help maximize shareholder values for all Hercules shareholders. The Hercules Shareholders' Committee for New Management includes our four current Hercules directors ("minority directors") and four additional director nominees for this year's Annual Meeting. Our directors and nominees represent the interests of all Hercules shareholders, including those of the Company's second largest shareholder, International Specialty Products Inc., which owns almost 10 million shares of Hercules stock and has an investment in Hercules of more than $140 million.2

         In contrast, the four Hercules incumbent directors running for reelection this year own in the aggregate only slightly more than 50,000 shares. You should know that Dr. Joyce, Hercules' Chief Executive, owns 157,230 shares, 156,330 of which were given to him in connection with the Company's bonus program and 900 of which were given to him in the form of a matching grant in connection with the Company's 401k program. To our knowledge, Dr. Joyce has not purchased a single share of Hercules stock since he came to the Company.

         As one of Hercules' major shareholders, our interests are clearly aligned with yours, and we are committed to maximize value for all Hercules shareholders as we have invested our own money in Hercules as you have.

--------

      1 You should know that our experience prompted us prior to the 2002 Annual Meeting to propose - a proposal which was rebuffed - that if Dr. Joyce and his majority directors agreed to elect a new Chairman and CEO, acceptable to both majority and minority directors, we would abandon consideration of a proxy contest to acquire control of the Hercules Board at the 2002 Annual Meeting.

      2       ISP's investment is measured at cost.


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



             The Hercules Shareholders' Committee for New Management

                 The Committee's Four Current Hercules Directors

         The four minority directors who were ISP's nominees at the 2001 Annual Meeting are:

         Gloria Schaffer - Mrs. Schaffer has had a distinguished career in Government service, having held major positions in Connecticut, including Secretary of State, Commissioner of the Department of Consumer Protection, and State Senator for six terms. Ms. Schaffer was also a Member of the Federal Civil Aeronautics Board and has served as a Board member of several public and private companies.

         Raymond S. Troubh - Mr. Troubh has had broad financial experience, including as a General Partner of Lazard Freres & Co. Mr. Troubh has served as a Governor of the American Stock Exchange and as a Board member of Time Warner, Inc., Becton, Dickinson and Company, and Starwood Hotels & Resorts, Inc., among others. Mr. Troubh currently serves as the Non-executive Chairman of Enron Corp., having joined that company's Board in the wake of its financial problems last year. Mr. Troubh also currently serves as a director of Diamond Offshore Drilling, Inc. and Gentiva Health Services, Inc., among others.

         Sunil Kumar - Mr. Kumar was Executive Vice President of Bridgestone-Firestone, heading up that company's $3 billion national retail store operations. Mr. Kumar served for three years as President and Chief Operating Officer of Building Materials Corporation of America, the nation's leading manufacturer of residential and commercial roofing. During this period, BMCA increased its sales and operating income by approximately 60%. Mr. Kumar has been Chief Executive of ISP, an international specialty chemicals company, since June 1999.

         Samuel J. Heyman - Mr. Heyman began his career as a lawyer in the United States Justice Department under Robert F. Kennedy and later served as Chief Assistant United States Attorney, District of Connecticut (New Haven Division). In 1968, Mr. Heyman left Government service to run Heyman Properties, a small but growing family business, which he expanded into a successful, national real estate development company.

         In 1983, Mr. Heyman and a slate of nominees representing shareholder interests waged a successful proxy contest for control of GAF, in what Barron's a leading financial publication, characterized as "one of the most striking achievements in the annals of corporate finance." (Aug. 8, 1983). Mr. Heyman served as GAF's Chairman and Chief Executive Officer (1983-2000) and is currently the Chairman of ISP, a leading international specialty chemicals company. Hercules shareholders should know that Mr. Heyman has been involved as a shareholder activist or potential acquirer with respect to five public companies, helping to create more than $7 billion of increased wealth for shareholders of those companies, as illustrated below:3

--------

      3 There is, of course, no assurance that either the efforts of the Committee or Mr. Heyman will result in similar benefits for Hercules shareholders.

                                                                        Realized Value
                                     Time                                per Share for
                                    Period                 Initial        all  Subject                  Stockholder
                          (initial purchase - value          Cost           Company       Percentage   Value Created
       Company                   realization)             Per Share     Shareholders4      Increase      (rounded)
----------------------- ------------------------------- --------------- ---------------- ------------- ---------------
GAF                               1981-1989                 $ 6.50          $53.00           715%      $ 1.6 billion

Union Carbide                     1984-1985                 $43.63          $85.00           95%       $ 2.9 billion

Borg-Warner                       1986-1987                 $29.15          $48.50           66%       $ 1.7 billion

Dexter                            1998-2000                 $25.18          $62.50           148%      $   .9 billion

Life Technologies                 1998-2000                 $35.80          $60.00           68%       $   .2 billion
                                                                                                       ---------------

                                                                     Total Shareholder Value Created:  $ 7.3 billion

                                                                                                       ===============


The Committee's Four Director-Nominees

         Harry Fields - Mr. Fields served as an executive for more than forty years at International Flavors and Fragrances Inc., where he served as President of the International Flavor Division and as a member of its Board of Directors. He currently is President of Fields Associates, Ltd., a company specializing in joint ventures between U.S. and foreign companies, and served as a director of OPTA Food Ingredients, Inc.

         Anthony T. Kronman - Mr. Kronman is currently Dean of Yale Law School. Mr. Kronman became a director of Adelphia Communications Corporation after its filing of a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

         Vincent Tese - Mr. Tese has had a distinguished career in Government service, having held such prominent positions as New York State Superintendent of Banks, Director of Economic Development for the State of New York, and Chairman and Chief Executive Officer of the Urban Development Corporation. Mr. Tese is currently the Chairman of Wireless Cable International Inc. and is a member of the Board of Directors of Bear Stearns Companies Inc., Bowne & Co., Inc., Cablevision Systems Corp. and Mack-Cali Realty Corp., among others.

         Gerald Tsai, Jr. - Mr. Tsai was Chairman and Chief Executive Officer of Primerica Corporation, a diversified financial services company, and served as Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance and annuity company. Mr. Tsai currently serves as a member of the Board of Directors of Sequa Corporation, Zenith National Insurance Corporation, Triarc Companies, Inc., and United Rentals, Inc., among others.


--------

      4 GAF was acquired by Mr. Heyman and a management group in 1989 at $53 per share. Union Carbide implemented a recapitalization of its own in response to GAF's premium bid for the Company that resulted in a market value immediately thereafter of $85 per share. Borg Warner, Dexter and Life Technologies were acquired by third parties after GAF or ISP made premium offers for those companies.

         Additional information regarding the nominees is contained in this proxy statement under the heading "THE NOMINEES."

                          REASONS FOR OUR SOLICITATION

         Under Dr. Joyce's management, the Company's financial and stock price performance have been in our opinion disastrous. Moreover, we believe that Hercules has been a case study in the failure of corporate governance. In addition, we believe that Dr. Joyce and the Hercules Board were responsible for selling the Company's best business at the worst possible time and that management's poor business judgment was in no small measure responsible for the Company's almost $570 million pension fiasco.

         The Committee's four director-nominees, if elected, will, when combined with our four minority directors, constitute a majority of the Board and will be in a position to not only avoid the mistakes of the past but cause the Hercules Board to take positive actions designed to increase shareholder value, such as:

o Focus on the "hands-on" management of Hercules' businesses and successful, bottom-line operating and growth strategies, both short and long term, and strengthen the Hercules management team. We intend to elect a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders. Finally, we will devote high-level attention to not only the turnaround of Hercules' operating businesses but also the management of the Company's critical, non-operating issues, such as the minimization of its pension exposure.

o Remove or substantially modify the Company's poison pill, which prevented Hercules shareholders, in October 2000, from accepting ISP's $17.50 per share offer for 25 million shares - thereby costing Hercules shareholders more than $200 million.5

o Recommend that shareholders remove a Hercules election Bylaw, which the Company claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors (the "Bylaw Vote Provision"). As further detailed in the Section below captioned "DR. JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS", the Bylaw Vote Provision, in the Committee's view, disenfranchises shareholders, is highly unusual (virtually all companies provide for a plurality vote in the election of directors), and is inconsistent with good corporate governance. Moreover, the Committee believes that the Bylaw Vote Provision can have the effect of entrenching the current Board of Directors, because if no nominee receives a majority vote of the outstanding Shares, the incumbent directors would remain in place as "holdover" directors.

--------

      5 Cost to Hercules shareholders calculated on the basis of $17.50 per share less the Company's stock price of $9.44 per share, as of April 15, 2003.

                    THE COMPANY'S PERFORMANCE IN OUR OPINION
                   HAS GONE FROM BAD TO WORSE UNDER DR. JOYCE

         When measured by virtually any financial yardstick, the Company's record in recent years under Dr. Joyce and his predecessors, has, in our opinion, been disastrous.

Consider the Following:

o After reaching a high of $66.25 on March 19, 1996, Hercules' stock price has lost more than 85% of its value, wiping out more than $6 billion in shareholder value. Since Dr. Joyce was named Chief Executive on May 8, 2001, the price of Hercules stock (which has paid no dividends since that time), as of April 3, 2003, had lost almost 25% of its value, while the S&P MidCap Specialty Chemicals Index increased by 3.8% (including dividends) over the same period of time.6

o Hercules' financial performance has in our opinion gone from bad to worse under Dr. Joyce, prompting a financial columnist (Christopher Byron, February 17, 2003, New York Post) to characterize Hercules as "spewing red ink in all directions". Under Dr. Joyce, the Company has been unprofitable in 5 out of the last 6 reported quarters, registering almost $320 million in after-tax losses (even excluding a $368 million write-down of "goodwill"). For the 6 full reported quarters since Dr. Joyce became CEO, even adjusting for almost $385 million in net, after-tax, "non-recurring" charges, the Company has managed to register only $64 million in "pro forma" earnings -- or little more than an average of $0.39 per share per annum.

o Dr. Joyce, operating as his own Chief Financial Officer, has become in our opinion the master of the one-time, "non-recurring" charge, taking substantial "non-recurring" charges in all 6 full reported quarters since he came to Hercules -- and doing so in a manner which implies that these charges or "adjustments" are one-time items.

o Even after adjusting for "one-time" charges and goodwill amortization, Hercules' financial performance has been extremely disappointing, with 2002 earnings being only slightly more than 50% of the results for 2000 (the last full year prior to Dr. Joyce's arrival at Hercules). Pro forma earnings per share for 2000-2002 have been as follows:7

--------

      6 On May 8, 2001, the day Dr. Joyce was elected Chief Executive Officer, Hercules shares closed on the New York Stock Exchange at $12 per share.

              We believe that the S&P MidCap Specialty Chemicals Index, which consists of 8 specialty chemicals companies with a mean market capitalization of $1.16 billion, is the most relevant index, although it should be noted that Hercules, starting more than 20 years ago when it was a completely different and much larger company, has been listed in the S&P 500 Chemicals Index. We do not believe that that index, which is comprised of 14 companies, with Hercules being by far the smallest, and includes Dupont and Dow and other companies with a mean market capitalization of $8.94 billion, is an appropriate reference point with regard to Hercules' performance. Incidentally, Hercules' stock price has substantially underperformed even the S&P 500 Chemicals Index over the relevant time frame.

      7 The 2000 pro forma earnings per share includes earnings and related interest expenses for the BetzDearborn business and excludes goodwill amortization consistent with the Company's pro forma earnings for 2001 and 2002. The pro forma 2001 and 2002 earnings per share exclude the earnings and related interest expenses for the BetzDearborn business which was sold.


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



                  2000      $1.12
                  2001      $0.04
                  2002      $0.63

o Moreover, Hercules' financial performance (again even after adjustment for non-recurring charges and on a pro forma basis) continues to lag the specialty chemicals industry (as measured by 8 companies in the S&P MidCap Specialty Chemicals Index). In 2002, for example, Hercules revenue growth was only 2.5% compared with 5.7% for the weighted average of companies in the Index, while its return on assets and sales were only approximately 50% and 70%, respectively, of the returns for the same 8 companies (excluding goodwill writedowns).

                DR. JOYCE'S RECORD AT UNION CARBIDE - DISASTROUS
                    FINANCIAL PERFORMANCE, BROKEN PROMISES,
                          AND OUTRAGEOUS COMPENSATION

         Prior to coming to Hercules, Dr. Joyce spent his entire business career at Union Carbide, and you should be aware of these FACTS concerning his record as Union Carbide's Chief Executive (1995 - 2000):

o Under Dr. Joyce's leadership, Union Carbide's net income declined from $925 million in 1995 to $162 million in 2000 - down an astounding 82%
         - making Union Carbide's performance the worst in the S&P 500 Chemicals Index (consisting of the 15 largest Chemicals companies at that time).

o Despite Dr. Joyce's cost cutting efforts at Union Carbide, the Company's operating margins declined from 16.2% to 2.7% from 1995 to 2000, regularly ranking the company in the bottom quartile of the S&P Chemicals Index for return on assets, including last in Dr. Joyce's final year.

o Dr. Joyce's credibility with Union Carbide shareholders was undermined by repeated broken promises.

o In 1997, Dr. Joyce advised analysts that Union Carbide planned to meet or exceed a 15% return on capital over the course of the chemical cycle, while earning an 8% return at the trough. In fact, Union Carbide's returns on capital were actually 3% at the trough of the chemical industry cycle in 2000.

o In early 1999, Dr. Joyce advised Union Carbide shareholders that the Company was "in good shape entering 1999". In fact, operating income was down 30% in 1999 compared with the previous year.

o On July 26, 1999, little more than 60 days before the end of the quarter, Dr. Joyce advised Union Carbide shareholders that "prospects for improved third quarter earnings appear encouraging based upon current conditions." In fact, operating income was down in the third quarter compared to both the previous quarter and the same quarter in 1998.

o One commitment that Dr. Joyce staked his reputation on was his often-repeated promise that Union Carbide would earn a minimum of $4 per share in 2000. In a grandstand move, characterized in an October 13, 1997 Business Week article entitled, "Smoke, Mirrors, and the
         Boss' Paycheck," as "clever public relations .... unlikely to dent
         Joyce's wallet or stoke up Union Carbide's performance," Dr. Joyce committed to forfeit his salary if Union Carbide did not earn $4 per share in 2000. As it turned out, Union Carbide's earnings for 2000 were $1.18 per share, and, notwithstanding his public commitment Dr. Joyce took his full salary and bonus anyway!

o Notwithstanding Union Carbide's dismal performance during the five years that he was Chief Executive, Dr. Joyce's total annual compensation increased from $8.8 million per annum in 1995 to $23.3 million per annum in 1999 - up more than 165%.8

o Finally, after five years of Dr. Joyce's leadership at Union Carbide, the Company was acquired by Dow Chemical. Of Dr. Joyce's tenure at Union Carbide, James Kelleher of Argus Research observed in a Delaware News Journal article (May 17, 2001), entitled "Hercules Chief Knows Trouble," "I think he had a better reputation as a scientist than an administrator. He did virtually nothing with the Company." Similarly, in the same article, Paul Leming, an ING Barings security analyst, is quoted on the subject of Union Carbide's condition at the end of Dr. Joyce's tenure - "Carbide had to do that deal. The wheels were coming off." Finally, a Business Week article entitled, "Formula For A Perfect Marriage" (Diane Brady, August 16, 1999) observed, "For the team in Danbury, the deal is bound to be bittersweet. Union Carbide has faced a litany of woes in recent years, from troubled partnerships in places like Kuwait to delayed plant openings. Joyce also spent heavily on new facilities, but the payoff eluded his company."

               THE BETZDEARBORN SALE - DR. JOYCE AND THE HERCULES
                   BOARD, AFTER REFUSING TO SEEK SHAREHOLDER
                  APPROVAL, SELL WHAT WE SAW AS THE COMPANY'S
                        BEST BUSINESS AT THE WORST TIME

         Last year's sale of the Company's BetzDearborn business to General Electric was in our view a major strategic mistake. Moreover, this transaction has unfortunately had the effect of


--------

      8 2000 numbers are not available because of the Dow merger. Total annual compensation includes, as per Union Carbide's proxy statements, stock option grants, assuming 10% per annum appreciation.

significantly reducing the future value of the Company and the upside with respect to all of our investments.

         By way of background, Hercules' $3.1 billion acquisition of BetzDearborn in 1998, which has been characterized by Paul Leming as "one of the worst acquisitions in the history of the chemicals industry" (July 18, 2000), is a dramatic example of the Company's "buy high-sell low" strategy. For the subsequent sale last year consisted of most of the BetzDearborn businesses originally acquired by Hercules, with the net sale price being the equivalent of
1.7 x sales compared to the 2.4 x sales paid by Hercules in 1998.

         You should know that last year's decision to sell BetzDearborn was taken by an 8-5 vote over the objection of the four minority directors and one incumbent director (not one of Dr. Joyce's hand-picked directors, but rather a director elected during the term of a previous management). The sale would have only made sense, in our opinion, had the Company no other way to refinance its debt. For private sale multiples in the chemicals industry in 2001 (when the price was established) were at their lowest levels in more than 10 years.

         What Hercules at the time of the sale failed to communicate, to both its shareholders and Wall Street analysts who follow the Company, is that it had available what we believe to have been a superior alternative. For, prior to the Company's decision to sell BetzDearborn, major banks offered the Company an attractive refinancing package which would not have required the Company to make ill-timed asset sales.

         Sale proceeds, after taxes and transaction costs, amounted to approximately 6 x estimated 2002 EBITDA, while the Company's public stock price at the time was trading at a multiple of approximately 7 x EBITDA -- a move hardly calculated to increase shareholder value! Moreover, the sale was made at a time when forward operating profits for the business were estimated by Hercules to increase substantially as a result of cost reductions already implemented. Finally, the sale of the business has substantially diluted the Company's earnings due in part to the fact that Hercules was required to utilize the net sale proceeds to pay down debt carrying relatively low interest rates (approximately 5% on average).

         You should know that the Hercules Board action approving the sale was taken notwithstanding the fact that other major, institutional Hercules shareholders, together with ourselves, had urged Dr. Joyce to reject the sale and retain the BetzDearborn business. Moreover, when the minority directors requested that the motion approving the transaction be amended to require that the sale be submitted to a shareholders' vote, they were ruled "out of order", and the issue of shareholder approval was never submitted to a vote of the Board.

         Don't you believe that, where there is significant question concerning a course of action involving a substantial sale of assets (at a price the equivalent, for example, of almost twice the Company's entire market value), Dr. Joyce and the Board, knowing of significant shareholder opposition, should have submitted the matter to a vote of Hercules shareholders even when they may not have been legally required to do so?

                      THE REVOLVING DOOR AT HERCULES - SIX
                         CHIEF EXECUTIVES IN SIX YEARS

         One of the primary responsibilities of a Company's Board of Directors is to choose, attract, evaluate, retain, properly motivate, and manage by appropriate objectives capable chief executives. By this standard of measurement, in our opinion, the Hercules Board in recent years has been an extraordinary failure.

         Between 1996-2001, Hercules had six different Chief Executives, awarding one an estimated $14.25 9[fn] million severance package for three years of service and another a $6 million package after only 16 months on the job. Dr. Joyce came to Hercules in May, 2001 after having retired from Dow Chemical upon selling Union Carbide in February 2001, lives in Connecticut more than 200 miles from the Hercules Wilmington headquarters, and has been unwilling to relocate to the Wilmington area.

         Finally, the Hercules Board's sorry record in our opinion is most starkly illustrated by its failure to provide Dr. Joyce with sufficient guidance and direction in terms of establishing the Chief Executive's objectives and then holding him accountable for meeting them. In fact, the objectives set forth by the Board's Compensation Committee were limited almost exclusively to cost reduction and other measurements directly related thereto. By way of just one example, management of the Company's two principal non-operating issues, Hercules' pension and asbestos exposures, which resulted last year in pre-tax charges to earnings of more than $600 million, were not even mentioned in Dr. Joyce's 2002 management objectives.

         Consonant with the Board's failure, aside from reductions to an obviously bloated cost structure, we have seen no evidence of any focus whatsoever on a turnaround strategy, long range or short term growth strategies, upgrading of the organization, attracting outstanding people to the Company, or the hundreds of other matters so basic to operating a large corporation. Even Dr. Joyce acknowledged in a quarterly earnings call last year that his management focus has been almost entirely on cost reduction. This short-term strategy presumably led Leslie Ravitz, a chemicals analyst at Morgan Stanley, to question Hercules' long-term prospects (November 2, 2001) and has since been further illustrated by Dr. Joyce's sharp cuts in both research and development and capital expenditures.

         To add insult to injury, in February of this year, after the Company had posted a loss of $248 million (excluding a $368 million write-down of goodwill) for the 2002 year, and Hercules shareholders had lost another approximately $400 million during the previous year, the Hercules Board, over the objection of the minority directors, awarded executive bonuses to 135 senior executives in the amount of almost $10 million (representing 193% of their targeted bonuses) - including a $1.9 million bonus for Dr. Joyce! This followed action by the Hercules Board in the previous year, notwithstanding the Company's $58 million loss in 2001, awarding, again over our objection, executive bonuses to 214 senior executives of almost $9 million - including a $1 million bonus for Dr. Joyce for his seven months on the job in 2001!

--------

      9       Estimate is based on a 20 year life expectancy.

                      HERCULES' $570 MILLION PENSION FIASCO

         Over the last three years, including almost two full years under Dr. Joyce's management, Hercules pension plans, in addition to their failure to earn their minimum investment hurdle rate, have in fact lost more than $250 million as a result of negative investment returns. This enormous loss required the Company earlier this year to take a pre-tax charge to equity of almost $570 million, which has now resulted in a negative equity for the Company of $123 million.

         While other Companies to be sure have been plagued in past years by investment underperformance in their pension plans, the seriousness of the Hercules' situation was underscored late last year in a Credit Suisse First Boston report entitled, "The Magic of Pension Accounting," which estimates that of 360 S&P 500 companies with defined benefit pension plans, Hercules' underfunded status ranks it in the 14th worst position when compared to its equity market capitalization. In addition, the report predicted that Hercules may very well be required to incur the 5th largest after tax charge as a percentage of equity in the fourth quarter of 2002.10

         Hercules' pension performance over the last several years is in no small measure the result of management's asset allocation decision to invest approximately 70% of its pension assets in equities, including almost 30% of that amount in international equities. Incredibly enough, Hercules' investment policy has allocated nothing to alternative assets, hedge funds, or so-called "market neutral" investments, which tend to focus on delivering consistent absolute returns with low correlation to the U.S. stock market or other asset classes. When one considers the size of the Company's pension assets compared with the size of Hercules, the fact that the Company's pension liabilities are essentially fixed and relatively mature inasmuch as retirees and inactives outnumber actives in the plan by an 8-to-1 ratio, Hercules' asset allocation policy has been in our opinion wholly inappropriate and unduly risky.

         You should know the Hercules pension plan has been largely run on autopilot for at least the last 10 years. Despite the importance of the pension plan's performance to the overall financial performance of the Company as a result of the size of the plan, there is in our view no one at Hercules that has demonstrated the slightest expertise in this area. What is more, during Dr. Joyce's tenure, until this issue reached crisis proportions, neither the Board nor its Finance Committee had ever conducted a meaningful review of management's investment decisions. While companies normally make pension asset allocation decisions on as often as a quarterly or at least annual basis, Hercules, seemingly oblivious to the vicissitudes of the investment climate over the last 10 years, had made no significant change to its investment policy during this entire period of time, including the last two years under Dr. Joyce. At the very least, this underscores the Company's need for a CFO, which we urged upon Dr. Joyce and the Board almost two years ago.

--------

      10 The size of Hercules' fourth quarter charge has now materialized almost as predicted, but whether this charge amounts to the fifth largest cannot be easily ascertained.

                      DR. JOYCE PACKS THE BOARD WITH FIVE
                             HANDPICKED DIRECTORS


         The record over the years at Hercules is replete with examples of Boards who in our opinion do very little to safeguard the interests of the Company's shareholders and are almost always supportive of whatever the Chief Executive wants, failed Chief Executives who receive what we view as exorbitant parachute payments, and Board members who until well after our 2001 proxy contest were permitted to fund with Company monies million dollar gifts to their favorite charities.11

         Taking advantage of a charter provision which permits the addition of new directors without shareholder approval, no sooner had the votes been counted in connection with the 2001 proxy contest, when Dr. Joyce, whose own "election" was not originally submitted to shareholders either, together with the nominating committee, thumbed their noses at Hercules shareholders by choosing Paula Sneed, an incumbent director who had been defeated in that contest for reelection, to fill an existing Board opening. Since that time, Dr. Joyce, acting in concert with the Board's nominating committee, has handpicked Messrs. Wyatt, Kennedy, Lipton, and Hunter (three of whom are former or current executives in the commodity chemicals industry), to either replace departing directors or fill existing openings. We believe that these four directors have one common qualification for the job, a close relationship with Dr. Joyce, and it should not surprise you that none of the five handpicked directors (including Paula Sneed who resigned earlier this year) have voted against Dr. Joyce's positions on a single issue.

         As further evidence of Dr. Joyce's view of shareholder democracy, at the minority directors' first Board meeting in June, 2001, the Nominating Committee proposed that seven of the eight then majority incumbent directors each be given one of two major committee assignments - Audit or Compensation. None of the four minority directors were proposed for membership on either of these committees.12 When the minority members protested that they were the only Hercules directors with a real mandate from the Company's shareholders, they were told that this was the way committee assignments were made at Hercules and that Board members had, in words to the effect "work their way up" to qualify for major committee assignments. Parenthetically, Lipton and Kennedy, who were elected to the Board after the four minority directors, were appointed shortly thereafter to the Audit and Compensation Committees - so much for the Hercules seniority system!

--------

      11 This last practice was stopped at the insistence of our minority directors some months after we joined the Board in 2001.

      12 At a later time, one of our minority directors received major committee assignments, although the three other minority directors still have not.

                      HERCULES' POISON PILL COSTS HERCULES
                       SHAREHOLDERS MORE THAN $200 MILLION

         In October 2000, in order to increase its investment in the Company, ISP proposed a tender offer to all Hercules shareholders to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash. However, because of the Company's poison pill, its offer required Board consent. Despite repeated requests that Hercules permit it to proceed, the Board refused to do so
- thereby costing Hercules shareholders more than $200 million.

         You should know that the Hercules poison pill, with its unusually low 10% trigger point, was adopted in August, 2000, less than two weeks after ISP publicly reported acquiring 9.9% of Hercules shares, notwithstanding the fact that Hercules shareholders in the past had voiced strong opposition to the poison pill. In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a shareholder vote, was approved by shareholders. Despite this earlier shareholder vote, the Hercules Board refused to seek shareholder approval for the current pill adopted in 2000.

         Ask yourself whether the poison pill device is in your best interest and whether you need to be "protected" from making your own decision to sell your shares. We believe that it is paramount that YOU have the right to consider for yourself the merits of offers for your shares. Our nominees will advocate that the Board remove, or substantially revise, barriers to offers for your shares so that you can make your own decisions.

              DR. JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS

         The disregard of Dr. Joyce and the Hercules Board for the interests of the Company's shareholders is dramatically demonstrated by their refusal to rescind a Hercules election Bylaw which the Board claims requires an affirmative vote of the holders of a majority of all outstanding shares for the election of directors, instead of the greatest number of votes actually cast at an Annual Meeting (a plurality vote). This means, for example, that if each Committee nominee receives 50 million votes and each incumbent director receives only 10 million votes, the incumbents would retain their seats on the Board because the Committee nominees would not have received a majority vote of approximately 108 million outstanding shares of Hercules common stock.

         This voting requirement disenfranchises shareholders, is highly unusual if not unique, and in our view is inconsistent with good corporate governance. In fact, we are unaware of a single other public company that has such a provision with regard to election of directors. In our view, the Hercules Bylaw, as interpreted by the Company, serves as a mechanism to entrench the current Board, because if no nominee receives a majority vote of the outstanding shares, the incumbent directors would remain in place beyond their three-year term, even if our nominees received a plurality vote.

         As early as 2001, after calling to Hercules' attention this obvious inequity and requesting that it take the necessary action to remedy this situation in connection with the 2001 Annual Meeting, the Hercules Board refused to do so. As it turned out, three of the four minority directors were elected at the 2001 Annual Meeting by more than 50% of the outstanding shares, and Hercules agreed to seat the fourth minority director, who had won by a plurality of those voting, in order to avoid a court test. After joining the Board, the minority directors again proposed that Dr. Joyce and the Hercules Board take action to effectively nullify the Bylaw, but they have refused to do so.

         You should know that in a Delaware News Journal article (March 14, 2001) entitled, "Hercules' Election Method Is Fought", the Hercules voting requirement prompted the following comments from a Wall Street analyst as well as a corporate governance expert: Gary Hindes, Managing Director of New York's Deltec Asset Management stated that, "These people [referring to the Hercules directors] have managed to destroy what was a wonderful company," and is further reported to have stated that Hercules should be asking for the resignation of its directors, not supporting them for re-election; and Charles Elson, Director of the Center for Corporate Governance at the University of Delaware, characterized Hercules' voting provision as "highly unusual" and further stated, "In all my years [of tracking corporate policies], I have not seen that with the election of a board."

                       THE COMMITTEE'S PROGRAM TO REALIZE
                           HERCULES' UNDERLYING VALUES

         The Committee is convinced that there are strong underlying values at Hercules and that the Company's two remaining, primary businesses, the pulp and paper and Aqualon businesses, under the right direction, have substantial potential for growth. As major shareholders, we are determined to maximize our Company's underlying values for all Hercules shareholders.

         To this end, we would pursue the following program:

      (1) Conduct a thorough search for a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders. By making the right selection and establishing comprehensive goals and objectives, we intend to avoid the extraordinarily harmful turnover of Chief Executives at Hercules over the last six years.

      (2) Rebuild management ranks which have been allowed to atrophy under the current Chief Executive and his predecessors. This will include the election of a first rate Chief Financial Officer, a position which Dr. Joyce and the Board have inexplicably refused to fill during his two-year term at the Company despite Hercules' myriad financial challenges.

      (3) Eliminate excessive compensation and bonuses as have been enjoyed by Dr. Joyce and his other Board members and make certain that in the future compensation arrangements at Hercules provide that executive salaries, bonuses, and benefits be closely related to overall corporate, individual, and stock performance. In this regard, it is our view that an effective belt-tightening program must start at the top, and that the kind of compensation enjoyed by Dr. Joyce is not only unwarranted in and of itself, but serves also to stiffen the resistance of others at Hercules to the kinds of cost-cutting measures which may be necessary.

      (4) Despite the axiom that businesses cannot "cost cut their way to prosperity" and that successful turnaround strategies can never rely on cost reduction alone, management's overriding preoccupation, as acknowledged by Dr. Joyce, has unfortunately been on cost reduction alone. But dynamic leadership isn't just about cutting costs or staying afloat. In addition to cost-reduction, we would focus on new products, acquisitions, expanded field technical services, new alliances with other manufacturers to add complementary products, and a rational pricing strategy which places a high priority on profitability rather than on small market share gains.

      (5) We believe that incumbent management has neither the qualifications nor the expertise to address the Company's two principal non-operating issues - the minimization of its pension and asbestos exposures. While current management in our view has given these critical issues short shrift, we would focus the attention of senior management, assisted by the best outside professionals, on these areas.

               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

         Q:      WHO IS SOLICITING YOUR PROXY?

         A:      We are the Hercules Shareholders' Committee for New Management
(the "Committee"). The Committee includes: (i) ISP, the second largest shareholder of Hercules, (ii) Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond S. Troubh, four members of the Company's Board of Directors who became directors following the 2001 Annual Meeting and (iii) Anthony Kronman, Harry Fields, Vincent Tese and Gerald Tsai, Jr., the Committee's four nominees to the Board of Directors. The proxy solicitation is being conducted by the Committee. For more information on the participants in our proxy solicitation, please see "Certain Information Concerning the Participants" on page [___] and Annex A hereto.

         Q:      WHO ARE THE NOMINEES?

         A:      The Nominees are Harry Fields, Anthony Kronman, Vincent Tese
and Gerald Tsai, Jr. If elected to the Board of Directors, each Nominee would act in accordance with his fiduciary duties to Hercules shareholders with respect to any action that he takes as a director. We have no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. However, if any of the Nominees are unable to serve or for good cause will not serve, proxies may be voted for another substitute nominee of the Committee.

         Q:      WHO CAN VOTE AT THE 2003 ANNUAL MEETING?

         A:      If you owned Hercules shares on [_____], 2003 (the "Record
Date"), you have the right to vote at the 2003 Annual Meeting. As of the close of business on the Record Date, according to the Management Preliminary Proxy Statement there were [_____] shares of Common Stock of Hercules issued and outstanding and entitled to vote. Shareholders have one vote for each share of Common Stock they own with respect to all matters to be considered at the 2003 Annual Meeting.

         Q:      WHAT SHOULD YOU DO TO VOTE?

         A:      Sign, date and return the enclosed WHITE proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Quorum and Voting" on page [___].

         Q:      WHOM DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

         A:      Please call Georgeson Shareholder Communications Inc. toll free at (866) 288-2190.

                                     GENERAL

Proxy Information

         As of the Record Date, ISP may be deemed (solely for purposes of Rule 13d-3 of the Exchange Act) to be the beneficial owner of 9,893,700 Shares. The Shares beneficially owned by ISP represent approximately 9.1% of the Shares outstanding and entitled to vote on the Record Date. Samuel J. Heyman, ISP's Chairman and a director of the Company, may be deemed (solely for purposes of Rule 13d-3 of the Exchange Act) to beneficially own 100% of the outstanding shares of common stock of ISP. Additional information relating to the ownership of Shares by the other members of the Committee is set forth in Annex A.

         The Shares represented by each WHITE proxy card which is properly executed and returned will be voted at the 2003 Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked WHITE proxy cards will be voted FOR the election of the four Nominees and will ABSTAIN with respect to the ratification of PricewaterhouseCoopers LLP ("PWC") as the independent public accountants of Hercules for 2003. An "Abstain" vote on the ratification of PWC as Hercules' independent public accountants will have the same effect as a vote against such matter. If any other matter properly comes before the 2003 Annual Meeting, the named proxies will vote all proxies granted to them in their sole discretion.

Proxy Revocation

         Whether or not you plan to attend the 2003 Annual Meeting, the Committee urges you to vote FOR the election of the Nominees by signing, dating and returning to Georgeson Shareholder Communications Inc. ("Georgeson") the WHITE proxy card in the enclosed envelope. You can do this even if you may have voted on the [color] proxy card solicited by the Board of Directors. It is only the latest dated proxy that counts.

         Execution of a WHITE proxy card will not affect your right to attend the 2003 Annual Meeting and vote in person. Any shareholder granting a proxy (including a proxy given to Hercules) may revoke it at any time before it is voted by (i) submitting a duly executed new proxy bearing a later date, (ii) attending and voting at the 2003 Annual Meeting in person, or (iii) at any time before a previously executed proxy is voted, giving written notice of revocation either to Hercules Shareholders' Committee for New Management c/o Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or to Hercules, 1313 North Market Street, Wilmington, Delaware, 19894-0001, Attention:
Corporate Secretary. Merely attending the 2003 Annual Meeting without voting at the 2003 Annual Meeting will not revoke any previous proxy which has been duly executed by you.

         After signing the enclosed WHITE proxy card, do not sign or return the [color] proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

         Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

         If you have any questions about giving your proxy or require assistance, please call:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                               New York, NY 10004
                         Call Toll-Free: (866) 288-2190

                                QUORUM AND VOTING

Voting Procedures

         You are eligible to execute a WHITE proxy only if you owned the Common Stock on the Record Date. According to the Management Preliminary Proxy Statement, the Board of Directors has set [____], 2003 as the Record Date for determining those shareholders who will be entitled to notice of and to vote at the 2003 Annual Meeting. Shareholders will have one vote for each Share of Common Stock they own with respect to all matters to be considered at the 2003 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the WHITE proxy card, even if you sell such Shares after the Record Date.

         Unless otherwise indicated, the WHITE proxy authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the Nominees. If no instruction is given on your executed WHITE proxy with respect to the ratification of the appointment of Hercules' independent public accountants, the persons named in the WHITE proxy will abstain from voting on such matter.

Vote Required

         Hercules will furnish shareholders with a definitive proxy statement (the "Management Proxy Statement") in connection with the Board of Directors' solicitation of proxies at the 2003 Annual Meeting. Information concerning the number of Shares of Common Stock outstanding and entitled to vote on the Record Date is required to be set forth in the Management Proxy Statement and, in accordance with Rule 14a-5(c) under the Exchange Act, reference is made to the Management Proxy Statement for such information. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the 2003 Annual Meeting.

         According to Hercules' by-laws, a quorum will exist at the 2003 Annual Meeting if holders of not less than a majority of the Shares of Common Stock issued and outstanding and entitled to vote at the 2003 Annual Meeting are present in person or by proxy. If a quorum is present, the election of directors requires the following vote:

         o Hercules' claims that its by-laws require that in order to be elected, nominees for director must receive the affirmative vote of a majority of all issued and outstanding Shares entitled to vote at the meeting. The Committee disagrees with this interpretation and believes that the four nominees who receive the greatest numbers of votes cast at the 2003 Annual Meeting should be elected as directors.

Method of Counting Votes

         The holders of not less than a majority of the number of Shares of Common Stock issued and outstanding and entitled to vote at the 2003 Annual Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum exists.

         Assuming a quorum is determined to exist at the 2003 Annual Meeting, because Hercules' by-laws require nominees to receive the affirmative vote of a majority of the outstanding Shares, abstentions, withhold votes and broker non-votes, if any, with respect to the election of directors will have the same effect as voting against the election of directors.

         Required information concerning the necessary vote to ratify the selection of auditors at the 2003 Annual Meeting and the effects, if any, of abstentions and broker non-votes on such matter, will be set forth in the Management Proxy Statement and, in accordance with Rule 14a-5(c) under the Exchange Act, reference is made to the Management Proxy Statement for such information.

                   THE COMMITTEE STRONGLY RECOMMENDS THAT YOU
                     VOTE "FOR" THE ELECTION OF ITS NOMINEES

                              ELECTION OF DIRECTORS

         The Committee is soliciting your proxy for the election of its Nominees as directors of the Company to serve for a three-year term expiring at the 2006 Annual Meeting and until their successors are duly elected and qualified. We are soliciting proxies in support of the election to the Board of Directors of the following Nominees and until their respective successors are duly elected and qualified: Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr.

          In accordance with Hercules Restated Certificate of Incorporation and by-laws and the Delaware General Corporation Law, the Board of Directors is to consist of not less than seven and not more than eighteen directors, the exact number to be specified by the Board of Directors. The directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term. According to the Management Preliminary Proxy Statement, thirteen directors currently serve on the Board of Directors, and four of these directors have terms that expire in 2003, and four directors are to be elected at the 2003 Annual Meeting. Messrs. Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr., if elected, would serve for terms expiring at the 2006 Annual Meeting. Each of the Nominees has consented to serve as a Nominee, be named in the Committee's proxy soliciting materials as such and serve as a director of Hercules, if elected.

         If any Nominee is unable to serve or otherwise unavailable to stand for election as a director at the 2003 Annual Meeting, the Committee intends to nominate a replacement nominee for election. Should one or more replacement nominees be required, the named proxies will exercise their discretionary authority to vote for any replacement nominee selected by the Committee. If any additional directorships are to be voted upon at the 2003 Annual Meeting, the Committee reserves the right to nominate additional persons to fill such positions. The

Committee does not expect that the Nominees will be unable to stand for election but, in the event that any Nominee is unable to do so, Shares represented by WHITE proxy cards will be voted for the other Nominees and any replacement nominee. In addition, the Committee reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its by-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees.

         If the Nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the fiduciary obligations imposed on corporate directors under Delaware law.

         If all of the Nominees are elected to the Board of Directors, the Nominees, together with the minority directors, would constitute a majority of the thirteen members serving on the Board of Directors and, since the Company's by-laws provide that action by the Board of Directors requires a majority vote of the directors present at a meeting at which a quorum is present, the four Nominees, together with the minority directors, would be able to cause any action to be taken or not taken by the Board of Directors.

                                  THE NOMINEES

         Set forth below are the names of, and certain biographical information relating to, the Nominees. The information below concerning age, principal occupation and directorships has been furnished by each respective Nominee.

         HARRY FIELDS

         Mr. Fields, age 78, was an executive at International Flavors and Fragrances Inc. for more than forty years, where he served as President of the International Flavor Division and as a member of that company's Board of Directors. Since April 1990, he has been President of Fields Associates, Ltd., a company specializing in joint ventures between U.S. and foreign companies. Mr. Fields also served as a director of OPTA Food Ingredients, Inc from 1991 to 2002.

         ANTHONY T. KRONMAN

         Mr. Kronman, age 56, was appointed the Dean of Yale Law School in 1994. He became a permanent member of the Yale Law School faculty in 1979 and in 1985 was appointed Edward J. Phelps Professor of Law. He previously served on the law faculty of the University of Minnesota and the University of Chicago. Mr. Kronman became a director of Adelphia Communications Corporation after its filing of a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

         VINCENT TESE

         Mr. Tese, age 60, has been the Chairman of Wireless Cable International, Inc. since July 1995. Mr. Tese also serves on the Boards of Bear Stearns & Co., Inc., Cablevision, Inc., Custodial Trust Co., Bowne and Company, Inc., Lynch Interactive Corporation, Mack-Cali

Realty Corp. and National Wireless Holdings, Inc. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987, and as Director of Economic Development for New York State from 1987 to December 1994.

         GERALD TSAI, JR.

         Mr. Tsai, age 74, is a private investor and currently a director of the Sequa Corporation, Triarc Companies Inc., Zenith National Insurance Corporation and United Rentals, Inc. From February 1993 to October 1997, he was Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance and annuity company. From 1988 to 1991, he was the Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (a diversified financial services company); from 1987 to 1988, he was Chairman and Chief Executive Officer of Primerica; and from 1982 to 1987, he held several other offices at Primerica.

         Mr. Tsai currently owns 10,000 Shares while each of the other Nominees currently owns 1,000 Shares.

         Each Nominee, if elected, will be entitled to receive compensation customarily paid by Hercules to its independent directors, which is described in the Management Proxy Statement.

         The Committee reserves the right to nominate substitute persons as Nominees if Hercules makes or announces any changes to the by-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees. In addition, if Hercules causes any additional directorships to be voted upon at the 2003 Annual Meeting, the Committee reserves the right to nominate additional persons to fill the added positions. Shares represented by the Committee's WHITE proxy cards will be voted for any such substitute or additional nominees of the Committee.

                 THE COMMITTEE STRONGLY RECOMMENDS THAT YOU VOTE
                       "FOR" THE ELECTION OF THE NOMINEES

                     CERTAIN EFFECTS OF A CHANGE OF CONTROL

         If all of the Nominees are elected to the Board of Directors, a "Change of Control" (as such term is defined in the Indenture (the "Indenture") dated as of November 14, 2000 between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee, with respect to the Company's 11 1/8% Senior Notes due 2007 (the "Notes")) will occur. According to the Company's public filings, as of September 30, 2002 there was $400 million principal amount of the Notes outstanding. Pursuant to the terms of the Indenture, if a "Change of Control" occurs each noteholder shall have the right on the Change of Control Payment Date (as such term is defined in the Indenture which date shall be no earlier than 30 days and no later than 60 days after notice is mailed to the holders notifying them of a change of control) to require the Company to repurchase all or any part of that holder's Notes at a repurchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and liquidated damages. As of April 15, 2003, the last reported trading price of the Notes in the over-the-counter market was $110.5 per $100 principal amount of the Notes, a price in excess of the repurchase price. As a result, the Committee believes it is unlikely that noteholders will exercise this right.

         The Company has entered into employment agreements with several of its senior executives. Under these agreements, the election of the Nominees would constitute a "Change of Control" and therefore in the event that the executive's employment is terminated during the three-year period following a "Change in Control" either by the executive with Good Reason or by Hercules other than for Cause, death or disability (as each such term is defined in the agreements) and, in certain cases, if the executive terminates his employment with 180 days' notice for any reason after a "Change in Control", the executive would be entitled to cash severance equal to three times (two times, in some cases) the sum of his base salary and the higher of his target annual bonus or the actual bonus paid or payable in the most recently completed year. The executive would further be entitled to continued welfare and fringe benefits for three years (two years, in some cases) following termination of employment. Certain of these agreements also provide for a cash payment equal to the amount the executive would have received under Hercules' pension plans (including its supplemental pension plan) if Hercules had contributed to those plans for an additional three years. These executives would also be entitled to "gross-up" payments in the event that any payments or benefits they receive in connection with a change in control would be subject to "golden parachute" excise taxes imposed under section 4999 of the Internal Revenue Code of 1986, as amended.

         If the Nominees are elected, it would also constitute a "Change in Control" under the Company's Nonemployee Director Stock Accumulation Plan. Under such plan, in the event of a "Change in Control", all outstanding options immediately vest and become exercisable, unless otherwise directed by the Hercules Board prior to such "Change in Control". In addition, all exchanged shares and cash balances of all deferral accounts become immediately vested and payable.

                    CERTAIN INTERESTS IN THE PROPOSALS AND
                           IN SECURITIES OF HERCULES

         Other than certain compensation as disclosed in the Management Proxy Statement that is received by the minority directors for their service as directors of the Company, including certain equity awards, to the knowledge of the Committee, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among any member of the Committee or its associates with respect to any securities of Hercules. Reference is hereby made to such information which, to the extent it may be deemed required, is incorporated herein pursuant to Rule 14a-5(c) under the Exchange Act.

         Each Nominee has entered into a letter agreement with ISP. Pursuant to the letter agreement, each Nominee will receive a fee of $35,000 from ISP for serving as a nominee which amount is payable when the Committee files with the Securities and Exchange Commission its definitive proxy statement. This fee is not refundable or contingent in any manner in connection with the outcome of the Committee's proxy solicitation or otherwise. The letter agreement also provides that ISP will indemnify and hold harmless the Nominee from any and all liabilities, losses, claims, damages and out-of-pocket expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") based upon or arising out of the solicitation of proxies from Hercules' shareholders and the willingness of the Nominee to stand for election as a director of Hercules, except to the extent that any such Losses (i) may arise out of inaccurate written information supplied by the Nominee in connection with the solicitation of proxies or (ii) are found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith, willful misconduct or gross negligence on the part of the Nominee.

                        SOLICITATION OF PROXIES; EXPENSES

         The total cost of this proxy solicitation (including fees of attorneys, proxy solicitors and printing and mailing expenses) will be borne by ISP and is estimated to be approximately $[________]. Approximately $[________] of such costs have been incurred to date. The entire expense of the Committee's proxy solicitation is being borne by ISP. Neither ISP nor the Committee will seek reimbursement from Hercules for the costs of this proxy solicitation, including the fees being paid by ISP to the Nominees.

         Proxies may be solicited by mail, telephone, telefax, telegraph, Internet, e-mail, in person or by similar means. Officers and certain employees of ISP and its affiliates and the other participants listed on Annex A hereto, may assist in the solicitation of proxies without any additional remuneration. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. ISP has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. ISP will reimburse these record holders for their reasonable out-of-pocket expenses.

         ISP has retained Georgeson on behalf of the Committee for solicitation and advisory services in connection with the solicitation of proxies relating to the 2003 Annual Meeting, for which Georgeson will receive a fee of up to $[_____], plus reimbursement of its reasonable out-of-pocket expenses. Georgeson will utilize approximately [___] people to solicit proxies from Hercules' shareholders.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

         ISP, ISP Investco LLC, a Delaware limited liability company, International Specialty Holdings Inc., a Delaware corporation, the Nominees, the minority directors and certain other persons identified in Annex A may be deemed to be "participants" (collectively, the "Participants," and each, a "Participant") in the Committee's solicitation of proxies for the 2003 Annual Meeting within the meaning of the federal securities laws. Information in this proxy statement and in Annex A about each Participant was provided by such Participant.

         Information relating to the beneficial ownership of Common Stock of Hercules by the Participants in this solicitation and certain other information relating to the Participants is contained in Annex A to this proxy statement and is incorporated in this proxy statement by reference.

                      USE OF PREVIOUSLY PUBLISHED MATERIAL

         This proxy statement includes quotations from previously published material contained in periodicals, newspapers and analyst reports, the source of which has been cited when used. The Committee did not seek or obtain the consent of the author or publication to the use of any such material as proxy soliciting material. The Committee has not directly or indirectly paid or proposed to pay any consideration in connection with the publication or republication of such material.

                                OTHER INFORMATION

         Except for the election of directors to the Board of Directors and the ratification of the selection of PWC as the Company's independent public accountants for 2003, the Committee is not aware of any other matter to be presented for consideration at the 2003 Annual Meeting. However, if any other matter properly comes before the 2003 Annual Meeting, the persons named as proxies on the WHITE proxy card will exercise their discretionary authority to vote on such matters in accordance with their best judgment.

         The Management Proxy Statement is required to set forth information regarding, among other things, (a) the beneficial ownership of Shares by (i) any person known to Hercules to beneficially own more than 5% of any class of voting securities of Hercules, (ii) each director and nominee, and certain executive officers of Hercules, and (iii) all directors and executive officers of Hercules as a group, (b) information concerning Hercules' directors and management, including information relating to management compensation, and (c) information concerning the procedures for submitting shareholder proposals for consideration at Hercules' 2004 Annual Meeting of Shareholders. Reference is hereby made to such information which, to the extent it may be deemed required, is incorporated herein pursuant to Rule 14a-5(c) under the Exchange Act.

         WE URGE YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD VOTING "FOR" THE ELECTION OF THE NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

Dated: [_____], 2003

                         Sincerely,

                         THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT

         If you have any questions or need any assistance in voting your Shares, please contact Georgeson Shareholder Communications, Inc., the firm assisting us in our solicitation of proxies:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                                 17 State Street
                               New York, NY 10004
                         Call Toll-Free: (866) 288-2190

                                                                   ANNEX A

             INFORMATION CONCERNING PERSONS WHO MAY BE PARTICIPANTS
                   IN THE COMMITTEE'S SOLICITATION OF PROXIES

         The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of persons who may be deemed to be participants (collectively the "Participants") on behalf of the Committee in the solicitation of proxies from shareholders of Hercules Incorporated. Information is also given for each of the entities listed on Schedule A to this Annex A, each of which is an "associate", as defined under the proxy rules, of ISP.

Nominees for Election to the Board of Directors of Hercules

         The present principal occupation or employment of each of the Nominees listed below is set forth in the Proxy Statement under the heading "THE NOMINEES"

--------------------------------- ---------------------------
Name                              Business Address

--------------------------------- ---------------------------
Harry Fields                      Fields Associates Ltd.
                                  28 Stonewall Lane
                                  Mamaroneck, NY 10543

--------------------------------- ---------------------------
Anthony Kronman                   127 Wall Street
                                  New Haven, CT 06511

--------------------------------- ---------------------------
Vincent Tese                      c/o Bear Stearns & Co. Inc.
                                  383 Madison Avenue
                                  6th Floor
                                  New York, NY 10179

--------------------------------- ---------------------------
Gerald Tsai, Jr.                  Tsai Management, Inc.
                                  200 Park Ave., Suite 4522
                                  New York, NY 10166

--------------------------------- ---------------------------


The Minority Directors

-------------------- ------------------------------------------------------ ------------------------------------------
Name                 Principal Occupation                                   Business Address

-------------------- ------------------------------------------------------ ------------------------------------------
Samuel J. Heyman     Chairman of ISP. Chief Executive Officer, Manager and  c/o ISP Management Company, Inc., 1361
                     General Partner of a number of closely held real       Alps Road, Wayne, New Jersey 07470
                     estate development companies and partnerships whose
                     investments include commercial real estate and a
                     portfolio of publicly traded securities



-------------------- ------------------------------------------------------ ------------------------------------------
Sunil Kumar          President and CEO of ISP.                              c/o ISP Management Company, Inc., 1361
                                                                            Alps Road, Wayne, New Jersey 07470
-------------------- ------------------------------------------------------ ------------------------------------------
Gloria Schaffer      Partner at C.A. White, Inc., a real estate             1211 Chapel Street, New Haven,
                     development firm                                       Connecticut 06511
-------------------- ------------------------------------------------------ ------------------------------------------



                                     A-1


Raymond Troubh       Financial Consultant                                   10 Rockefeller Plaza, Suite 712 New
                                                                            York, New York 10020
-------------------- ------------------------------------------------------ ------------------------------------------


ISP INVESTCO LLC

         ISP Investco LLC ("Investco") is a Delaware LLC and its principal place of business is at 300 Delaware Avenue, Wilmington, Delaware 19801. The business of Investco consists primarily of holding investments for International Specialty Holdings Inc. ("Holdings") and ISP, including the shares of the Company's Common Stock. Investco does not have executive officers and directors. All actions taken for and on behalf of Investco are done by its sole member, Holdings. The names and positions of the directors, officers and certain employees of Holdings who may assist in the solicitation of proxies without any additional remuneration are set forth below.

INTERNATIONAL SPECIALTY HOLDINGS INC.

         Holdings is a Delaware corporation and the sole member of Investco. Its business consists primarily of owning 100% of the outstanding capital stock of Investco and ISP Chemco Inc and its principal place of business is at 300 Delaware Avenue, Wilmington, Delaware 19801.

         The name and position of the directors, officers and certain employees of Holdings who may assist in the solicitation of proxies without any additional remuneration are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

Name                       Position

Samuel J. Heyman           Director and Chairman

Sunil Kumar                Director, President and Chief Executive Officer

Richard A. Weinberg        Director, Executive Vice President,
                           General  Counsel and Secretary

Susan B. Yoss              Executive Vice President-Finance and Treasurer

Neal E. Murphy             Senior Vice President and Chief Financial Officer


INTERNATIONAL SPECIALTY PRODUCTS INC.

         ISP is a Delaware corporation and has ownership of all of the outstanding common stock of Holdings. Its principal place of business is at 300 Delaware Avenue, Wilmington, Delaware 19801. The business of ISP consists primarily of owning 100% of the outstanding shares of the capital stock of Holdings.

         The name and position of the directors, officers and certain employees of ISP and its affiliates who may assist in the solicitation of proxies without any additional remuneration are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

Name                        Position

Samuel J. Heyman            Director and Chairman

Sunil Kumar                 Director, President and Chief Executive Officer

Richard A. Weinberg         Executive Vice President, General Counsel
                            and Secretary

Susan B. Yoss               Executive Vice President-Finance and Treasurer

Neal E. Murphy              Senior Vice President and Chief Financial Officer

Stephen R. Olsen            Senior Vice President - Marketing and
                            Corporate Development

Jason Pollack               Associate General Counsel

Justin L. Topilow           Manager Investments & Financial Analysis

Maria Biggio                Senior Investment Analyst

                        Shares Held by Participants

         The Participants and their associates may be deemed to have beneficial ownership of Shares as set forth immediately below. Except as set forth below, no associates of any of the Participants owns any shares of Hercules common stock:

                                              Number of Shares                      Approximate Margin
                                                 of Hercules                    Indebtedness With Respect
Name                                            Common Stock                         to Common Stock
----                                          ----------------                  -------------------------
ISP Investco LLC                                  9,893,700                                (2)
                                            (direct ownership)(1)
International Specialty Holdings                  9,893,700                                (2)
Inc.                                       (indirect ownership)(1)
International Specialty Products                  9,893,700                                (2)
Inc.                                       (indirect ownership)(1)
Samuel J. Heyman                                  9,905,198                                (2)
                                        (indirect ownership)(1)(3)(4)
Sunil Kumar                                      25,987 (3)(4)                             $ 0
Raymond S. Troubh                                19,948 (3)(4)                             $ 0
Gloria Schaffer                                   7,828 (3)(4)                             $ 0
Harry Fields                                      1,000                                    $ 0
Anthony Kronman                                   1,000                                    $ 0
Vincent Tese                                      1,000                                    $ 0
Gerald Tsai, Jr.                                 10,000                                    $ 0
Richard A. Weinberg                                   0                                    $ 0
Neal E. Murphy                                        0                                    $ 0
Susan B. Yoss                                         0                                    $ 0
Stephen R. Olsen                                      0                                    $ 0
Jason Pollack                                         0                                    $ 0
Justin L. Topilow                                     0                                    $ 0
Maria Biggio                                          0                                    $ 0


(1)      ISP Investco LLC ("Investco") has the sole power to vote, direct the voting of, dispose of and direct the disposition of the Hercules Common Stock. International Specialty Holdings Inc., by virtue of it being the sole member of Investco, may be deemed to own beneficially (solely for purposes of Rule
         13d-3) the Hercules Common Stock owned by Investco. International Specialty Products Inc., by virtue of its ownership of all of the outstanding common stock of IS Holdings, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by Investco. Mr.
         Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 100% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the
         Hercules Common Stock owned by Investco.

                                     A-4

(2)      In the ordinary course of its business, Investco purchases securities for its investment portfolio with funds obtained from the working capital of Investco, loans from affiliates and borrowings pursuant to standard margin arrangements. Because the securities from multiple investments are pooled in one account, the amount of margin indebtedness incurred by ISP in connection with its purchases of
         Hercules Common Stock, which purchases were numerous and made over several months, is impossible to determine with any degree of certainty.

(3)      Includes with respect to Mr. Heyman 8,498, Mr. Kumar 22,987, Mr. Troubh 16,948 and Mrs. Schaffer
         4,828 shares of the Company's common stock acquired and/or granted to each of them in connection with their service as members of the Board of Directors of the Company.

(4)      Includes 3,000 options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

           Transactions in Hercules Securities Involving Participants

          Other than the transactions described below, no Participant has purchased or sold any securities of Hercules in the past two years.

A. All Transactions in Shares of Hercules Common Stock by Investco

                                                    Number of Shares
                                  Nature of         of Hercules
Date of Transaction               Transaction       Common Stock
--------------------------------- ----------------- ------------------
1/23/02                           Sell               10,000(1)
2/12/02                           Sell              532,000
2/13/02                           Sell              115,500
2/14/02                           Sell               42,000
2/15/02                           Sell              126,000
____________________________________

(1) Private sale to Mr. Kumar.

B. Transactions in Shares of Hercules Common Stock by Mr. Heyman

                                                 Number of Shares
                            Nature               of Hercules Common
Date of Transaction         of Transaction       Stock
--------------------------- -------------------- -------------------
06/21/01                    Grant (1)            1,100
11/05/01                    Grant (2)            3,000
02/14/02                    Grant (3)            2,250
11/05/02                    Grant (4)            3,000
12/13/02                    Grant (5)              978
02/18/03                    Purchase (6)         4,170
____________________________________

(1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

(2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

(3)      Acquired pursuant to the Non-employee Directors Stock Bonus Program.

(4) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

(5) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

(6) Purchased pursuant to Non-employee Directors Stock Accumulation Plan at a price of 85% of fair market value.

C. Transactions in Shares of Hercules Common Stock by Mr. Kumar

                                                  Number of Shares
                            Nature                of Hercules Common
Date of Transaction         of Transaction        Stock
--------------------------- --------------------- -------------------
06/21/01                    Grant (1)               1,100
11/05/01                    Grant (2)               3,000
01/23/02                    Purchase (3)           10,000
02/05/02                    Grant (4)               4,858
02/14/02                    Grant (5)               2,250
11/05/02                    Grant (6)               3,000
12/13/02                    Grant (7)                 978
01/06/03                    Forfeited (8)             657
02/18/03                    Purchase (9)            4,458
____________________________________

(1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

(2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

(3)      Private purchase from ISP.

(4)      Acquired pursuant to the Non-employee Directors Stock Accumulation
         Plan.

(5)      Acquired pursuant to the Non-employee Directors Stock Bonus Program.

(6) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

(7) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

(8) Forfeited shares granted pursuant to Non-employee Directors Stock Accumulation Plan.

(9) Purchased pursuant to Non-employee Directors Stock Accumulation Plan at a price of 85% of fair market value.

D. Transactions in Shares of Hercules Common Stock by Mr. Troubh

                                                   Number of Shares
                            Nature                 of Hercules Common
Date of Transaction         of Transaction         Stock
--------------------------- ---------------------- -------------------
05/09/01                    Purchase               7,500
06/21/01                    Grant (1)              1,100
11/05/01                    Grant (2)              3,000
02/05/02                    Grant (3)              5,120
02/14/02                    Grant (4)              2,250
11/05/02                    Grant (5)              3,000
12/13/02                    Grant (6)                978
____________________________________

      (1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

      (2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

      (3)     Acquired pursuant to the Non-employee Directors Stock
              Accumulation Plan.

      (4)     Acquired pursuant to the Non-employee Directors Stock Bonus
              Program.

      (5) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

      (6) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

E. Transactions in Shares of Hercules Common Stock by Ms. Schaffer

                                                 Number of Shares
                            Nature               of Hercules Common
Date of Transaction         Of Transaction       Stock
--------------------------- -------------------- -------------------
5/01                        Purchase               500
6/21/01                     Grant (1)            1,100
11/05/01                    Grant (2)            3,000
2/14/02                     Grant (3)            2,250
7/15/02                     Sell                   500
7/22/02                     Purchase               500(4)
11/5/02                     Grant (5)            3,000
12/13/02                    Grant (6)              978
____________________________________

      (1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

      (2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

      (3)     Acquired pursuant to the Non-employee Directors Stock Bonus
              Program.

      (4) Ms. Schaffer repaid Hercules profits realized from the sale and purchase that occurred within a period of less than six months.

      (5) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

      (6) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

F. Transactions in Shares of Hercules Common Stock by Mr. Murphy

                                                 Number of Shares
                            Nature               of Hercules Common
Date of Transaction         Of Transaction       Stock
--------------------------- -------------------- --------------------
11/19/01                    Purchase             300(1)
03/18/02                    Sell                 300
09/20/02                    Purchase             200
10/17/02                    Sell                 200
12/23/02                    Purchase             500
01/14/03                    Sell                 500
01/27/03                    Purchase             500
01/28/03                    Sell                 500
01/28/03                    Purchase             500
01/28/03                    Sell                 500
____________________________________

(1) Mr. Murphy's employment with ISP began on February 16, 2002.

G. Transactions in Shares of Hercules Common Stock by Mr. Fields

                                                  Number of Shares
                            Nature                of Hercules Common
Date of Transaction         Of Transaction        Stock
--------------------------- --------------------- -------------------
04/02/03                    Purchase              1,000

H. Transactions in Shares of Hercules Common Stock by Mr. Kronman

                                                  Number of Shares
                            Nature                of Hercules Common
Date of Transaction         Of Transaction        Stock
--------------------------- --------------------- -------------------
04/09/03                    Purchase              1,000

I. Transactions in Shares of Hercules Common Stock by Mr. Tese

                                                  Number of Shares
                            Nature                of Hercules Common
Date of Transaction         Of Transaction        Stock
--------------------------- --------------------- -------------------
04/03/03                    Purchase              1,000

J. Transactions in Shares of Hercules Common Stock by Mr. Tsai

                                                  Number of Shares
                            Nature                of Hercules Common
Date of Transaction         Of Transaction        Stock
--------------------------- --------------------- -------------------
04/07/03                    Purchase              5,000
04/09/03                    Purchase              5,000

              Miscellaneous Information Concerning the Participants

         Except as described in this Annex A or in the proxy statement, no Participant nor any of their respective associates or affiliates including the associates set forth in Schedule A (together, the "Participant Affiliates"), is either a party to any transaction or series of transactions since January 1, 2002 or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which Hercules or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in the proxy statement, no Participant or Participant Affiliate (i) directly or indirectly beneficially owns any securities of Hercules or any securities of any subsidiary of Hercules, or (ii) has had any relationship with Hercules in any capacity other than as a shareholder or in the case of the minority directors, as a director.

         To the best of the knowledge of the Participants and the Participant Affiliates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Hercules, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

         No Participant or Participant Affiliate owns any securities of the Company of record but not beneficially.

         Except as described in this Annex A or in the proxy statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Hercules or any of its affiliates or any future transactions to which Hercules or any of its affiliates will or may be a party. Except as described in this Annex A or in the proxy statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to any securities of Hercules.

         ISP and certain of its subsidiaries purchase and sell certain chemical products to Hercules and/or certain subsidiaries or affiliates of Hercules in the ordinary course of business in an aggregate amount per year that does not exceed $750,000. Mr. Kronman's wife, Nancy Greenberg, has been a consultant/employee of Heyman Properties, an affiliate of Mr. Heyman.

                                                                 SCHEDULE A

               Associates of International Specialty Products Inc.

Belleville Realty Corp.
International Specialty Holdings Inc.
ISP Investco LLC
International Specialty Products ISP (France) S.A.
ISP (Italia) S.r.l.
ISP Ireland
ISP Chemco Inc.
Bluehall Incorporated
Verona Inc.
ISP Alginates Inc.
ISP Environmental Services Inc.
ISP Management Company, Inc.
ISP Management LLC
ISP Administration Inc.
ISP Realty Corporation
ISP Minerals Inc.
ISP Granule Products Inc.
ISP Minerals LLC
ISP Granules Inc.
ISP Mineral Products Inc.
ISP Real Estate Company, Inc.
ISP Technologies Inc.
International Specialty Products Funding Corporation
ISP Funding Corp. II
ISP Technologies LLC
ISP Tech (Texas) Inc.
ISP Chemicals Inc.
ISP Chemicals LLC
ISP Chemical Products Inc.
ISP Freetown Fine Chemicals Inc.
ISP Investments Inc.
ISP Investments LLC
ISP Capital Inc.
ISP Global Technologies Inc.
ISP Global Technologies LLC
ISP GT Inc.
ISP International Corp.
ISP (Puerto Rico) Inc.
ISP Andina, C.A.
ISP Argentina S.A.
ISP Asia Pacific Pte Ltd.


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ISP (Australasia) Pte Ltd.
ISP (Belgium) N.V.
ISP (Belgium) International N.V.
ISP do Brasil Ltda.
ISP (Canada) Inc.
ISP Global Operations (Barbados) Inc.
ISP Ceska Republika Spol, S.R.O.
ISP (China) Limited
ISP Colombia Ltda.
ISP Freight Service N.V.
ISP HC Limited
ISP Hungary Holdings Limited
ISP Global Technologies (Germany) Holding GmbH
ISP Customer Service GmbH
ISP Global Technologies Deutschland GmbH
ISP Holdings (U.K.) Ltd.
ISP Alginates (U.K.) Ltd.
ISP (Great Britain) Co. Ltd.
ISP (Hong Kong) Limited
ISP (Japan) Ltd.
ISP (Korea) Limited
ISP Marl Holdings GmbH
ISP Acetylene GmbH
ISP Marl GmbH
ISP Mexico, S.A. de C.V.
ISP (Norden) A.B.
ISP (Osterreich) Ges.m.b.h.
ISP (Polska) Sp.z. o.p.
ISP Sales (Barbados) Inc.
ISP Sales (U.K.) Limited
ISP (Singapore) Pte Ltd.
ISP (Switzerland) A.G.
ISP (Thailand) Co., Ltd.
Arramara Teoranta
Chemfields Pharmaceuticals Private Limited
Kelp Industries Pty. Ltd
Thorverk Hf

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